EXHIBIT 4.1

THIS NOTE IS SUBJECT TO THE TERMS OF A SUBSCRIPTION AGREEMENT, A COPY OF WHICH IS ON FILE WITH, AND AVAILABLE FROM, THE SECRETARY OF NEPHROS, INC.

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS NOTE AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE ARE ISSUED SUBJECT TO THE PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT, AND ANY TRANSFEREE OF SUCH SECURITIES SHALL BE BOUND BY THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE WITH, AND AVAILABLE FROM, THE SECRETARY OF NEPHROS, INC.

NEPHROS, INC.

                            No. A-1

6% Secured Convertible Note due 2012

$_________
June __, 2006

Nephros, Inc., a Delaware corporation, (the “Company”), for value received, hereby promises to pay to ______________________ (the “Holder” or “Registered Holder”), or registered assigns, the principal sum set forth above, with accrued but unpaid interest thereon at a rate equal to six percent (6%) per annum, on the Maturity Date. Payment shall be made at such place as designated by the Company upon surrender of this Note (as defined below), and shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. This Note is one of a duly authorized issue of up to $200,000 aggregate principal amount of Nephros, Inc. 6% Secured Convertible Notes due 2012 (individually a “Note” and collectively the “Notes”). Certain capitalized terms used herein are defined in Section 8. Capitalized terms used herein without definition have the respective meanings specified therefor in the Subscription Agreement. The Notes are secured by the Collateral pursuant to the Subscription Agreement.

SECTION 1.     Interest.

The Company will pay interest in arrears on the Maturity Date. Interest on this Note will accrue daily at a rate of six percent (6%) per annum from the date of its issuance set forth above and shall be compounded annually.

SECTION 2.     Prepayment.

(a)  Upon prior written notice to the Holder (an “Optional Prepayment Notice”), this Note (including interest accrued on the principal hereof) may be prepaid by the Company, at any time, in whole or in part, which prepayment shall be, except as expressly provided in clauses (b) through (e) of this Section 2, without penalty or premium (an “Optional Prepayment”). Prepayments shall be applied first to accrued and unpaid interest on this Note, then to the unpaid principal amount of this Note.

(b)  In addition to all other rights of the Holder contained herein, in connection with any Major Asset Sale (as defined below), the Company shall offer by written notice to the Holder (such notice an “Asset Sale Notice” and, with Optional Prepayment Notices, each a “Prepayment Notice”) to prepay (a “Major Asset Sale Mandatory Prepayment” and, with Optional Prepayments, each a “Prepayment”) outstanding principal and interest on the Notes with the net cash proceeds of such asset sale actually received by the Company or any subsidiary (the “Net Proceeds”). As used in this Note, “Major Asset Sale” means the sale or transfer of assets of the Company having a Fair Market Value in excess of $250,000, other than in the ordinary course of business, in one or a related series of transactions. The Note may be converted prior to the Redemption Date (as defined below), at the option of the Holder in accordance with Section 3. Notwithstanding anything to the contrary in this Note, the Company’s obligations under this Section 2(b), with respect to any Major Asset Sale, may be waived on behalf of all Holders of Notes by a writing signed by the Secured Party. In the event that the Net Proceeds are less than the amount of outstanding principal and interest and any premium required pursuant to Section 2(d) on the Notes then outstanding, then the Net Cash Proceeds allocated for prepayment of the Notes will be applied to such prepayment of the Notes on a pro rata basis to the Holders thereof based on then outstanding principal amounts. Any outstanding principal and interest on the Notes not redeemed pursuant to an Asset Sale Notice shall continue to remain outstanding pursuant to the terms hereof. Any such outstanding principal not prepaid shall not then be subject to Section 2(d) or Section 2(e) with respect to such prepayment. In no event shall outstanding principal, interest and premium on the Notes in excess of the Net Proceeds of any Major Asset Sale be required to be prepaid under this provision.

(c)  Each Prepayment Notice shall set forth: (i) the date fixed for prepayment (the “Redemption Date”), which must be at least fourteen (14) days after the date of the Prepayment Notice; (ii) the amount of accrued and unpaid interest, as of the Redemption Date, per $1,000 principal amount of Notes to be prepaid pursuant to the Prepayment Notice; and (iii) the Conversion Price of the Notes in effect at such time. Each Asset Sale Notice sent to a Holder which has executed a confidentiality agreement in a form reasonably acceptable to the Company, shall, subject to any applicable law or contractual obligations of confidentiality, include a description of the transaction constituting a Major Asset Sale and an undertaking to provide to the Holder during the period prior to the Redemption Date such reasonably available additional information with respect to the Major Asset Sale as the Holder may reasonably request.

(d)  The Company shall pay to each Holder a premium in connection with any Prepayment hereunder equal to the Applicable Percentage (as defined below) of the principal amount of Notes held by such Holder actually prepaid. The “Applicable Percentage” shall be fifteen percent (15%) in connection with Prepayments with a Redemption Date on or before June 1, 2008, and five percent (5%) in connection with Prepayments with a Redemption Date thereafter.

(e)  In connection with any Prepayment with a Redemption Date on or before June 1, 2008, or a prepayment of less than the entire then outstanding principal amount of Notes after June 1, 2008, the Company shall issue to each Holder a common stock purchase warrant, substantially in the form of Exhibit A hereto, representing the right to purchase at issuance a number of shares of Common Stock equal to the product of (i) 30,000 (subject to adjustment as provided below) and (ii) the quotient obtained by dividing (x) the principal amount of the Notes held by such Holder actually redeemed, by (y) two hundred thousand (200,000). The number set forth in clause (i) of the preceding sentence shall be equitably adjusted from time to time in the event of and to reflect any Change of Shares (as defined below).

SECTION 3.    Conversion

(a)  Conversion. The Holder may elect, at any time prior to the Maturity Date, to convert this Note or any portion thereof and all accrued interest hereon into a number of shares of Common Stock equal to the quotient of (i) the sum of the principal amount of Note being converted plus all interest accrued and unpaid on such principal amount, divided by (ii) the then current Conversion Price.

(b)  Conversion Procedures. (i) Any Holder of a Note desiring to convert such Note into Common Stock shall surrender such Note at the Company’s principal executive office, accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the Holder elects so to convert such Note (the “Notice of Conversion”) and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued; provided, however, that if the Holder submits a Notice of Conversion with respect to all outstanding Notes, then the Company shall not be required to honor such Notice of Conversion unless the Secured Party shall have provided the Company with any authorizations requested by the Company to file a termination statement with respect to the Secured Party’s security interest in the Collateral, as set forth in Section 6 of the Subscription Agreement.

(ii)  The Company need not deem a Notice of Conversion to be received unless the Holder complies with all the provisions hereof. The Company will make a notation of the date that a Notice of Conversion is received, which date of receipt shall be deemed to be the date of receipt for purposes hereof.

(iii)  The Company shall, within 15 days after such deposit of any Note accompanied by a Notice of Conversion and compliance with any other conditions herein contained, deliver to the person for whose account such Note was so surrendered certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, subject to Section 4.

(iv)  Subject to the following provisions of this paragraph 3(b)(iv), such conversion shall be deemed to have been made as of the date of such surrender of the Note to be converted (the “Conversion Date”), and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Note shall be treated for all purposes as the record holder or holders of such Common Stock on such date and the Note shall no longer be deemed outstanding and all rights whatsoever in respect thereof (including the right to receive interest thereon) shall terminate except the right to receive the number of full shares of Common Stock to which such person shall be entitled hereunder; provided, however, that the Company shall not be required to convert any Note while the stock transfer books of the Company are closed for any purpose, but the surrender of a Note for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the Conversion Date shall be the date of such reopening and the conversion shall be at the Conversion Rate in effect on the Conversion Date.

(c)  Adjustment of Conversion Rate and Conversion Price.

(i)  Anti-Dilution Adjustments.

(A)  Except as otherwise provided in Subparagraph 3(c)(i)(C), or for Changes of Shares (as defined below) in the event the Company shall, at any time or from time to time after the date hereof, sell or issue any shares of Common Stock for a consideration per share less than the Conversion Price in effect on the date of such sale or issuance (any such sale or issuance a “Dilutive Issuance”), then, and thereafter upon each further Dilutive Issuance, the Conversion Price in effect immediately prior to such Dilutive Issuance shall be changed to a price equal to the consideration per share received by the Company in respect of the shares issued in such Dilutive Issuance (rounded to the nearest cent) (determined as provided in Clause 3(c)(i)(B)(IV) below). Such adjustment shall be made successively whenever such an issuance is made.

(B)  For purposes of Subparagraph 3(c)(i)(A), the following Clauses I through V shall also be applicable:

(I)  No adjustment of the Conversion Price shall be made unless such adjustment would require a decrease of at least $.01; provided that any adjustments which by reason of this Clause 3(c)(i)(B)(I) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require a decrease of at least $.01 in the Conversion Price then in effect hereunder.

(II)  In case of the sale or other issuance by the Company (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called “Convertible Securities”), whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, if the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Company upon the exercise of such rights, warrants or options, plus the consideration received by the Company for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities) is less than the Conversion Price as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be “Common Stock” for purposes of Subparagraph 3(c)(i)(A) and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subparagraph 3(c)(i)(A).

(III)  In case the Company shall modify the rights of conversion, exchange or exercise of any of the securities referred to in Clause (II) of this Subparagraph 3(c)(i)(B) or any other securities of the Company convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Company after such modification is less than the Conversion Price as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and the Company shall be deemed, for purposes of calculating any adjustments pursuant to this Subsection 3(c), to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any right, warrant or option or the termination or cancellation of any such right to convert or exchange any Convertible Securities, the issuance of which, in either case, constituted a Dilutive Issuance, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have obtained (x) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (y) had adjustments been made on the basis of the Conversion Price as adjusted under clause (x) of this sentence for all transactions made after the issuance or sale of such rights, warrants, options or Convertible Securities.

(IV)  In case of the sale of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Company therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Company or any underwriting discounts or commissions or concessions paid or allowed by the Company in connection therewith. In the event that any securities shall be issued in connection with any other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of the Company determines in good faith. In case of the sale of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities for any non-cash consideration, then the non-cash component of the consideration for such securities shall be deemed to be such amount as the Board of Directors of the Company determines in good faith.

(V)  Upon the exercise of any rights, warrants or options or the conversion or exchange of any Convertible Securities, the issuance of which, in either case, constituted a Dilutive Issuance, the Conversion Price then in effect hereunder shall forthwith be readjusted if the actual price per share for which Common Stock is issued upon the exercise of such right, warrant or option or the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by the Company for the sale of such rights, warrants, options or Convertible Securities, plus the actual amount of additional consideration, if any, other than such rights, warrants, options or Convertible Securities, payable upon the exercise, conversion or exchange thereof, by (y) the actual number of shares of Common Stock issued upon the exercise conversion or exchange of such Convertible Securities) is greater than the deemed price per share thereof (determined by dividing (x) the total amount of consideration received by the Company for the sale of such rights, warrants, options or Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such rights, warrants, options or Convertible Securities, payable upon the exercise, conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise, conversion or exchange of such rights, warrants, options or Convertible Securities). In such event, the Conversion Price shall be adjusted to such Conversion Price as would have obtained (x) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (y) had adjustments been made on the basis of the Conversion Price as adjusted under clause (x) of this sentence for all transactions made after the issuance or sale of such rights, warrants, options or Convertible Securities.

(C)  Notwithstanding any other provision hereof, no adjustment to the Conversion Price will be made:

(I)  upon the issuance or exercise of any options or other awards granted pursuant to a stock incentive plan or similar plan of the Company that was approved by the stockholders of the Company or otherwise issued as compensation or inducement to employment or engagement, so long as the number of shares of Common Stock issuable with respect to such awards and other compensation that are outstanding at such time does not, in the aggregate, constitute more than 2,818,095 shares; or

(II)  upon the sale of any shares of Common Stock, warrants to purchase Common Stock or Convertible Securities in a firm commitment underwritten public offering, including, without limitation, shares sold upon the exercise of any overallotment option granted to the underwriters in connection with such offering; or

(III)  upon exercise of any options or warrants that are outstanding as of the date hereof, or upon the issuance, conversion of or exercise of any Notes or Warrants; or

(IV)  upon the issuance, exercise or conversion of Common Stock, Convertible Securities or options, warrants or other rights to acquire Common Stock or Convertible Securities in connection with any of the following: (v) settlement of any actual or threatened litigation or other claims; (w) customer or vendor alliances; (x) joint ventures or manufacturing, marketing or distribution alliances; (y) equipment leasing transactions or borrowing transactions with institutional lenders; and (z) acquisitions of businesses or assets, excluding any portions of such acquisitions that are capital raising; or

(V)  upon the issuance or sale of Common Stock or Convertible Securities, or any rights, options or warrants for the purchase of, Common Stock or Convertible Securities, pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase such securities, whether or not such rights, warrants or options were outstanding on the Closing Date or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Subparagraph 3(c)(i)(A) in connection with the issuance or sale of such securities or any modification of the terms thereof; or

(VI)  upon the issuance or sale of Common Stock or other securities upon conversion or exchange of any Convertible Securities, provided that any adjustment was either made or not required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and whether or not such Convertible Securities were outstanding on the Closing Date or were thereafter issued or sold.

Notwithstanding anything to the contrary in this Subparagraph 3(c)(i)(C), Clause 3(c)(i)(B)(III) shall apply to any modification of the rights of conversion, exchange or exercise of any of the securities referred to in Clauses (V) and (VI) of this Subparagraph 3(c)(i)(C).

(D)  As used in this Subsection 3(c), the term “Common Stock” shall mean and include the Company’s Common Stock authorized on the date hereof and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company, and the number of “shares” thereof for purposes hereof shall be based on the ratio by which such new securities participate equally with the Common Stock.

(ii)  Change of Shares Adjustments. In the event the Company shall, at any time or from time to time after the date hereof (i) issue any shares of Common Stock as a stock dividend to the holders of Common Stock or (ii) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein called a “Change of Shares”), then the Conversion Price shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to such Change of Shares by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the Change of Shares and the denominator of which shall be the number of shares of Common Stock outstanding immediately following the Change of Shares.

(d)  Anti-Dilution Notices. After each adjustment of the Conversion Price pursuant to Subsection 3(c), the Company will prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Conversion Price as so adjusted and (ii) a brief statement of the facts accounting for such adjustment. The Company will file such certificate with the transfer agent for the Notes and cause a brief summary thereof to be sent by ordinary first class mail to each Registered Holder at its last address as it shall appear on the transfer agent’s record books. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The certificate of an officer of the transfer agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts therein stated. The transfer agent, if other than the Company, may rely on the information in the certificate as true and correct and has no duty nor obligation independently to verify the amounts or calculations therein set forth.

(e)  Reservation of Shares; Transfer Taxes; Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all Notes from time to time outstanding. The Company shall use its reasonable best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding Notes.

The Company shall pay any and all issue or other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Notes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the Notes so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(f)  Prior Notice of Certain Events. In case:

(i)  the Company shall declare any dividend (or any other distribution);

(ii)  the Company shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

(iii)  of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

(iv)  of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(v)  of any Liquidation Event;

then the Company shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Company, at least ten days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend. distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange or Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange or Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

(g)  Other Changes in Conversion Rate. The Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Company shall mail to the Registered Holders a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

(h)  Minimum Conversion Price. Notwithstanding anything to the contrary herein, in no case shall the Conversion Price be adjusted to an amount less than $.001 per share, the current par value of the Common Stock.

(i)  Limitation on Conversion. Notwithstanding anything to the contrary set forth herein, unless and until the Stockholder Approval (as defined below) has been obtained, the Company shall not issue any shares of Common Stock upon conversion of the Notes and exercise of Warrants. “Stockholder Approval” shall mean the vote of stockholders, if any, as may be required by the applicable rules and regulations of the American Stock Exchange (or any successor entity or any other Stock Market on which the Common Stock is then listed or quoted) applicable to approve the issuance of shares of Common Stock pursuant to the conversion of this Note and exercise of Warrants, if and when taken together with conversion and/or exercise of other convertible securities of the Company.

(j)  Automatic Conversion. At its option, at any time, the Company may cause the Notes to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate if the Market Price of the Common Stock is equal to or greater than 240% of the Conversion Price for the 30 trading days immediately preceding the delivery of the Mandatory Conversion Notice (as defined below), provided that, during such 30 trading day period, the average daily volume of shares traded is at least 35,000 (subject to adjustment for any Change of Shares); provided that no Default or Event of Default shall have occurred and be continuing on the date on which the Mandatory Conversion Notice is given; and, provided, that if such conversion is prior to a Stockholder Approval, such conversion shall be limited to the extent necessary to ensure that no Registered Holder receives a number of shares which, together with such Converting Holder’s Previous Shares, would exceed such Converting Holder’s Maximum. Any Notes so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 3 on the date of such mandatory conversion (unless previously converted at the option of the holder) and shall be subject to the limitations of Section 3(i).

No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion, notice (the “Mandatory Conversion Notice”) by first class mail, postage prepaid, shall be given to the Registered Holders of the Notes to be converted, addressed to such Registered Holders at their last addresses as shown on the stock transfer books of the Company. Each such Mandatory Conversion Notice shall specify the date fixed for conversion, the place or places for surrender of Notes, and the then effective Conversion Rate pursuant to Section 3.

Any Mandatory Conversion Notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Company on the date deposited in the mail, whether or not the Registered Holder receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the Registered Holders of any Note to be converted shall not affect the validity of the proceedings for the conversion of any other Notes. On or after the date fixed for conversion as stated in the Mandatory Conversion Notice, each holder of Notes called to be converted shall surrender such Notes to the Company at the place designated in such Mandatory Conversion Notice for conversion. Notwithstanding that the Notes properly called for conversion shall not have been surrendered, the Notes shall no longer be deemed outstanding and all rights whatsoever with respect to the Notes so called for conversion (except the right of the holders to convert such Notes upon surrender thereof) shall terminate.

(k)  Ambiguities/Errors. The Board of Directors of the Company shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Notes, and its actions in so doing shall be final and conclusive.

SECTION 4.     Fractional Shares.

No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of this Note. If more than one certificate evidencing Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of this Note (or of such aggregate number of Notes), the Company may elect, in its sole discretion, independently for each Holder, whether such number of shares of Common Stock will be rounded to the nearest whole share (with a .5 of a share rounded upward) or whether such Holder will be given cash, in lieu of any fractional share, in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

SECTION 5.     Events of Default Defined.

The following shall each constitute an “Event of Default” hereunder:

(a)  the failure of the Company to make any payment of principal of or interest on this Note when due;

(b)  the Company shall, (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable to, or admit in writing its inability, pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(c)  proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement;

(d)  any representation, warranty or certification made herein or pursuant hereto (or in any modification or supplement hereto) or under the Registration Rights Agreement or the Subscription Agreement by the Company was not true or correct in any material respect when made;

(e)  the Company shall Incur any Senior Debt without the prior written approval of the Secured Party;

(f)  the Company shall default in the performance of any of its obligations under, or shall otherwise breach, any covenant in any agreement or instrument for borrowed money in an aggregate amount in excess of $500,000, the effect of which causes or permits any holder or holders of such agreement or instrument to cause such borrowed money to be declared due and payable prior to its stated maturity and such holder or holders in fact declare such money due and payable; and

(g)  one or more judgments for the payment of money in any aggregate amount in excess of $500,000 (to the extent not covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 90 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company to enforce such judgment.

SECTION 6.     Remedies upon Event of Default.

(a)  If an Event of Default occurs and is continuing for a period of 15 or more consecutive days, the holder or holders of Notes constituting a majority of the principal amount of Notes then outstanding (the “Majority Noteholders”), by notice to the Company, may declare the unpaid principal of and accrued interest on all the Notes then outstanding to be due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived (an “Acceleration”). Upon any such declaration, such principal and accrued interest shall be due and payable immediately. Majority Noteholders may rescind an Acceleration and its consequences; provided, however, that no such rescission shall effect any subsequent Default or impair any right consequent thereto.

(b)  Majority Noteholders or Secured Party may waive an existing Default or Event of Default and its consequences. Upon any such waiver, such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(c)  Upon the occurrence and during the continuance of an Event of Default, Secured Party may, at their election, without notice of its election and without demand, take any action permitted by law, including the exercise of any rights accorded a secured creditor under the Uniform Commercial Code as in effect in New York.

(d)  To the extent permitted by law, the remedies provided herein shall be exclusive of any other remedies now or hereafter existing at law or in equity or by statute or otherwise.

(e)  In any suit for the enforcement of any right or remedy under this Note or the Subscription Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

SECTION 7.         Lost, Mutilated, etc. Note.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity or bond reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Company will make and deliver in lieu of this Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this Note in lieu of which such new Note is made and delivered.

SECTION 8.         Certain Definitions.

(a)  “Collateral” includes all of the property of the Company whether now owned or hereafter acquired, regardless where located, including without limitation the following: (a) all accounts and other rights of the Company to payment of money, no matter how evidenced, all chattel paper, instruments and other writings evidencing any such right, and all goods repossessed or returned in connection therewith; (b) all chattel paper (including electronic chattel paper); (c) all inventory, including but not limited to all raw materials, work in process, materials used or consumed in the Company’s business, and finished goods, together with all additions and accessions thereto and replacements therefor, all substitutes therefor, all improvements to and returns of such inventory, and products thereof; (d) all deposit accounts and all funds, certificates, documents, instruments, checks, drafts, wire transfer receipts and other earnings, profits or other proceeds from time to time representing, evidencing, deposited into or held in the deposit accounts or payable to the Company in respect thereof; (e) all general intangibles; (f) all equipment, fixtures and real property; (g) all intellectual property, including, without limitation, all copyrights, trademarks and patents and all applications and licenses thereof; (h) all commodity contracts, security entitlements; financial assets and investment property, including, without limitation, all capital stock and other ownership interests and the certificates (if any) representing such capital stock and ownership interests and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the foregoing; (i) all money; (j) all commercial tort claims; (k) all Debt from time to time owed to the Company by any person or entity, including without limitation, all instruments evidencing such Debt; (l) all letter of credit rights and letters of credit; (m) all automobiles and motor vehicles; (n) all computer hardware and software; (o) all consumer goods; (p) all supporting obligations arising from or related to any of the property described in clauses (a) through (o) above; (q) any and all rights in and claims under insurance policies, judgments and rights thereunder and tort claims; (r) all documents, books and records; (s) all other goods and personal property of the Company of any kind or character, whether tangible or intangible; (t) all rights of the Company in all of the foregoing; and (u) all products and proceeds, in cash or otherwise, of any of the foregoing property.

(b)  The “Conversion Price” shall initially be $2.10 per share of Common Stock, subject to adjustment as provided below, representing an initial conversion rate (subject to adjustment) of approximately 476.19 shares of Common Stock per $1,000 of principal amount of Note being converted (the “Conversion Rate”).

(c)  “Default” means an event which, with notice or the passage of time, or both, would become an Event of Default.

(d)  “Fair Market Value” of any asset (including any security) means the fair market value thereof as determined by the Board of Directors of the Company in good faith.

(e)  “Incur” means, with respect to any Senior Debt or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become or remain directly or indirectly liable for such Senior Debt or other obligation.

(f)  “Liquidation Event” means any (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into stock or securities of another entity, cash and/or any other property.

(g)  “Maturity Date” means June 1, 2012.

(h)  “Market Price,” with respect to any security, shall mean the average last sale price thereof on the relevant Stock Market for the thirty (30) consecutive trading days ending with the trading day immediately preceding the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if there no sales of such security on the Stock Market for a majority of the trading days in the measurement period, then “Market Price” shall mean Fair Market Value.

(i)  “Registered Holder,” with respect to any Note, shall mean the holder of record thereof.

(j)  “Senior Debt” means (without duplication), whether recourse to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed and (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, in each case, that is senior or pari passu in right of payment to the Notes. In no event shall “Senior Debt” include any trade payable or accrued expenses arising in the ordinary course of business which are not more than 180 days past due or which are being contested in good faith and by appropriate proceedings.

(k)  “Subscription Agreement” means the subscription agreement of even date herewith entered into between the Company and the Holder.

(l)  “Secured Party” means Southpaw Credit Opportunity Master Fund LP.

(m)  “Securities Act” means the United Stated Securities Act of 1933, as amended.

(n)  “Stock Market” shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System (“NNM”) or The Nasdaq SmallCap Market (“SCM” and, together with NNM, “Nasdaq”) or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Company for that purpose.

SECTION 9.    Miscellaneous.

(a)  This Note may be amended only by mutual written agreement of the Company and the Holder or, if such amendment shall apply to all outstanding Notes, with the written consent of the Company and the Secured Party. Furthermore, the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, if the

Company has obtained the written consent or waiver of the Holder or, if such consent or waiver shall apply to all outstanding Notes, the Secured Party. Any amendments approved in compliance with this Section 9 shall bind the Holder’s successors and assigns.

(b)  Forbearance from Suit.  No holder of Notes shall institute any suit or proceeding for the enforcement of the payment of principal or interest unless the Secured Party joins in such suit or proceeding.

(c)  Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the body of law relating to conflict of laws. Notwithstanding anything to the contrary contained herein, in no event may the effective rate of interest collected or received by the Holder exceed that which may be charged, collected or received by the Holder under applicable law.

(d)  Interpretation.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

(e)  Successors and Assigns.  Subject to the restrictions on transfer contained herein, this Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and registered assigns.

(f)  Assignment by the Holder.  This Note and any of the rights, interests or obligations hereunder, may be assigned at any time in whole or in part by the Holder, without the consent of the Company, if the transferee is an “accredited investor” as defined in Regulation D under the Securities Act and agrees to be bound by all of the provisions of the Note, the Subscription Agreement and the Registration Rights Agreement, including without limitation, making representations and warranties identical to those of the Holder contained in such documents but with respect to such transferee and as of the date of such transfer.

(g)  Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder.

(h)  Saturdays, Sundays, Holidays.  If any date that may at any time be specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in New York shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

(i)  Subscription Agreement.  This Note is subject to the terms contained in the Subscription Agreement and the registered Holder of this Note is entitled to the benefits of such Subscription Agreement to the extent provided therein.

[Signature page follows immediately]

IN WITNESS WHEREOF, this 6% Secured Convertible Note due 2012 has been executed and delivered on the date first above written by the duly authorized representative of the Company.

                    NEPHROS, INC.

                    By:_____________________________
               Name:
               Title: